Exhibit 10.2

SeaBright Holdings, Inc.
2010 Bonus Plan

Objective:

To align management’s interests with those of our stockholders and to provide an incentive to achieve or exceed the financial performance objectives contained in the board-approved budget for fiscal year 2010.  To provide a near-term variable component of compensation in our overall performance-based compensation program by complementing our long-term, variable equity-based incentive plan and competitive base salaries.

Plan:

If the Company’s 2010 gross written premium (“Gross Written Premium”) is 90% or more of the Company’s 2009 Gross Written Premium, a bonus pool shall be established.   Bonuses payable under the 2010 Bonus Plan (the "Plan") are determined by the Company’s achievement of the following performance metrics:

Statutory Combined Ratio as compared to the 2010 workers’ compensation insurance industry average combined ratio (the “SAP Combined Ratio Performance Metric”), weighted at 25%, and

GAAP Combined Ratio as reported in the Company’s annual report on Form 10-K for the year ending December 31, 2010 (the “GAAP Combined Ratio Performance Metric”), weighted at 75%.

Each above performance metric can result in a performance bonus multiplier between 0% and 200%, which is applied to its corresponding weighting in calculating bonuses.

If a bonus pool is earned, individual bonus amounts are calculated based upon the accomplishment of individual pre-agreed business unit or department quantitative goals, plus selected individual personal achievement goals.  A weighting factor will be calculated based on each participant’s actual performance compared to the identified goals.  This factor may be used to adjust the amount otherwise payable to a participant based on the achievement of the SAP Combined Ratio Performance Metric and the GAAP Combined Ratio Performance Metric.

The Plan identifies three levels of Achievement (each of which shall be determined by the Compensation Committee) for the SAP Combined Ratio Performance Metric and four levels of Achievement (Thresholds #1 and #2, Target and Maximum) for the GAAP Combined Ratio Performance Metric.  For the SAP Combined Ratio Performance Metric, a performance bonus multiplier will be calculated based on the level of Achievement as follows:

1.	Threshold — At or below the Threshold level of Achievement, the performance bonus multiplier will be 0%.

2.	Target — At Target level of Achievement will result in a performance bonus multiplier of 100%.

3.	Maximum — At or above the Maximum level of Achievement, the performance bonus multiplier will be 200%.

If a degree of Achievement falls between Threshold, Target or Maximum performance goals, the performance bonus multiplier will be determined by straight line interpolation.  Achievement above the Maximum performance goal will be capped at 200%.  The performance bonus multiplier will be multiplied by the applicable weighting for the SAP Combined Ratio Performance Metric and applied to each participant’s target bonus to determine the amount to be contributed to the bonus pool in respect of the bonus opportunity attributed to such Performance Metric.

For the GAAP Combined Ratio Performance Metric, the performance bonus multiplier will be calculated based on the level of Achievement as follows:

1. Threshold #1 - At or below the Threshold #1 level of Achievement, the performance bonus multiplier will be 0%.

2. Threshold #2 - At Threshold #2 level of Achievement, the performance bonus multiplier will be 19%.

3. Target - At Target level of Achievement, the performance bonus multiplier will be 100%.

4. Maximum - At or above Maximum level of Achievement, the performance bonus multiplier will be 200%.

If a degree of Achievement falls between the above levels of Achievement, the performance bonus multiplier will be determined by straight line interpolation. Achievement above the maximum performance goal will be capped at 200%.

The performance bonus multiplier will be multiplied by the applicable weighting for the GAAP Combined Ratio Performance Metric and applied to each participant’s target bonus to determine the amount to be contributed to the bonus pool in respect of the bonus opportunity attributed to such Performance Metric.

Plan Outline:

I) Each bonus-qualified position (manager and above) that is eligible for participation in any pool that may be earned has a pre-designated target bonus percentage that is applied against base salary.  Such percentages range from 5% to 100%.

II) Each year the Compensation Committee approves the annual bonus plan and approves the values for the establishment of any bonus pool.  The Compensation Committee shall further approve the individual award of bonuses paid to Section 16 designated officers.  The Compensation Committee may revise the annual bonus plan from time to time to take into account and adjust for equity added to the Company from capital raising activities.

III) The plan consists of three steps:

i) The establishment of a bonus pool by achieving at least 90% of the prior year's gross premiums written.

ii) The determination of the Company’s achievement of SAP Combined Ratio and GAAP Combined Ratio, the relative weightings applicable to each such Performance Metric and each participant’s applicable target bonus.

iii) If a bonus pool is earned, the next step establishes the amount a bonus eligible employee will receive.

•
Individual bonus amounts are calculated based upon the accomplishment of individual pre-agreed business unit or department quantitative goals, plus selected individual personal achievement goals.  A weighting factor between 0 and 2 will be calculated for each participant based upon his or her actual performance compared to the identified goals.  This factor may be used to adjust the amount otherwise payable to a participant based on the Achievement of the SAP Combined Ratio and the GAAP Combined Ratio Performance Metrics.

•	All such values shall be contained in a formal “Bonus Exhibit” which is agreed upon and signed by the bonus eligible employee and the responsible executive officer.

IV) All individual employee bonus amounts that may result from the application of the plan are subject to adjustment by the Compensation Committee based upon the recommendation of the supervising executive officer and/or the Chief Executive Officer.

V) Prior to the payment of any bonus amounts, a schedule shall be created listing each participant and the recommended amount to be paid to each participant.  Such list must be submitted to the Chief Executive Officer and, in the case of executive officers, to the Compensation Committee for approval.

VI) Payment of any earned bonus shall be made no later than March 15, immediately after the close of the bonus eligible calendar year.

VII) The Compensation Committee and board of directors retains full and sole discretion over the establishment of any bonus pool or the payment or determination of any executive officer bonus awards.  Any bonus plan calculation or bonus payments to executive officers shall be subject to the approval of the Compensation Committee or the board of directors.

VIII) The Plan shall be treated as a sub-plan adopted under the Company’s Amended and Restated 2005 Long-Term Equity Incentive Plan (the “2005 Plan”), and bonuses hereunder shall be treated as cash-based performance awards thereunder.  For purposes of bonuses payable under the Plan that are intended to qualify for the “performance-based compensation” exception from the deductibility limitations of Section 162(m) of the Internal Revenue Code, such bonuses shall be subject to (i) the terms and conditions of Section 7 of the 2005 Plan, and (ii) shareholder approval of the 2005 Plan at the Company’s 2010 Annual Meeting of Stockholders.  In the event of any conflict between the terms and conditions of the Plan and the 2005 Plan with respect to bonuses intended to qualify for the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code, the 2005 Plan shall govern and control.

SeaBright Holdings, Inc.
2010 Annual Incentive Plan

Employee:
Business Unit:	SeaBright Holdings, Inc.
Department:
Bonus Targets:

Bonus Pool Qualifier

The total bonus pool for all bonus eligible employees will be based on the following financial performance metrics for SeaBright Holdings, Inc.  Each financial performance metric can contribute between 0% and 200% of its corresponding weighting.  For each metric, if actual performance is below the minimum Threshold level, there will be no bonus contribution.  At Target, each metric will contribute 100% of its assigned weighting.  At or above Maximum level, each metric will contribute 200% of its assigned weighting.  The Bonus Pool is funded by the attainment of a minimum of 90% of the prior year’s GPW.

Once the minimum qualifying GPW is achieved, the amount of the bonus pool shall be funded as follows:

25% of the pool shall be funded based upon SeaBright's statutory combined ratio performance as compared to the workers' compensation industry combined ratio for 2010.  At Threshold, this component of the plan shall be determined on a linear basis, beginning with 0% at Threshold, 100% at Target, and 200% at Maximum.

Threshold:

Target:

Maximum:

75% of the pool shall be funded on SeaBright's GAAP combined ratio as filed with the SEC in SeaBright's 2010 Form 10-K Report.

Threshold #1:

Threshold #2:

Target:

Maximum:

Between Threshold #1 and Threshold #2, the bonus pool shall be funded on a linear basis starting with 0% funded at Threshold #1 and 19% funded at Threshold #2.

Between Threshold #2 and Target, the bonus pool shall be funded on a linear basis starting at 19% at Threshold #2 and 100% at Target.  It continues on a linear basis between Target at 100% and Maximum at 200%.

The ultimate size of the bonus pool and the allocations to individual executives shall remain at the sole discretion of the Compensation Committee and in the case of the CEO, at the sole discretion of the Board.

Key Objectives and Relative Weightings

The total bonus pool established above may be adjusted for an Individual based on the following targets. A weighting factor between 0 and 2.0 will be calculated for each individual based on his/her actual performance against individual targets.

These factors determine what percentage of the target bonus level was achieved by each individual in the bonus pool.

This factor may be used to adjust the individual's actual bonus payment.

Individual Objectives

These are your individual objectives. The score assigned (0 through 2.0) will be yours alone.	Weight	Threshold	Target

NOTES:

All bonus payments are subject to approval by the Board of Directors of SeaBright Holdings, Inc.

In most cases, no Annual Bonus will be paid, including for Individual Targets, if the Threshold financial performance metrics described above are not achieved by SeaBright Holdings, Inc.

Employee:	Date:

Manager:	Date: